FORM OF ADDENDUM TO SALES AGREEMENT

This Addendum to the Sales Agreement is entered into between PIMCO Investments LLC (“Distributor”), a Delaware limited liability company, and                    (“Intermediary”) as of the    day of            , 201[    ].

Reference is made to the Sales Agreement between the Distributor and Intermediary dated as of                    , as amended from time to time (the “Sales Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in the Sales Agreement.

WHEREAS, in addition to the open-end investment Companies and their Funds, Shares and Classes covered by the Sales Agreement, Distributor and Intermediary desire that Intermediary also participate as a [selected dealer] in the distribution of shares of PIMCO Flexible Credit Income Fund (the “Flexible Credit Income Fund”) and other closed-end “interval” investment companies operated in accordance with Rule 23c-3 under the Investment Company Act of 1940, as amended (the “1940 Act”), and for which the Distributor serves as principal underwriter (together with the Flexible Credit Income Fund, “Interval Funds”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Distributor and Intermediary hereby agree as follows:

1. The Flexible Credit Income Fund and each other Interval Fund that is formed in the future is hereby added to and shall be treated for all purposes as a “Company” under the Sales Agreement, subject to the terms and conditions specified herein and in the Sales Agreement. Upon execution by the parties, this Addendum shall become a part of the Sales Agreement, and the Sales Agreement, as it may be further amended, is hereby incorporated by reference into this Addendum. To the extent that there is a conflict between the Sales Agreement and this Addendum, this Addendum shall control for all purposes.

2. It is expected that each Interval Fund will offer its Shares in a continuous offering at net asset value, and certain Share classes may have an additional front-end sales charge. The parties acknowledge and agree, however, that there is no assurance that an Interval Fund will engage in a continuous offering of its shares and may determine not to do so in its sole discretion. Unless otherwise specified herein or the context otherwise requires, shares of each Interval Fund offered in a continuous offering shall be treated for all purposes as “[Institutional Class Shares]” and “Shares” under the Sales Agreement. Each Interval Fund may in the future offer additional classes of shares to be covered by the Sales Agreement, in which case the Distributor may amend this Addendum to cover such additional share classes upon 10 days’ written notice to Intermediary.

3. The sales charge applicable to any sale of Shares of an Interval Fund by Intermediary and the dealer discount (commission) applicable to any other order from Intermediary for the purchase of such Shares accepted by Distributor shall be that percentage of the applicable public offering price as set forth in Exhibit A hereto. With respect to any Class of Shares of an Interval Fund sold by Intermediary, Intermediary will be paid by Distributor a servicing fee equal to an annual percentage of the average daily net asset value of such Shares which are held in accounts by such Intermediary on behalf of its Customers, as set forth in Exhibit A hereto. The rates of any sales charge, dealer discount (commission), or servicing fee paid with respect to any Interval Fund’s Shares, including outstanding Shares, are subject to change by Distributor, and sales charges and dealer discounts (commissions) to selected Intermediaries may be subject to reductions under a variety of circumstances, as may be the case with other Shares as specified under the Sales Agreement. In the event that an Interval Fund determines to impose an early withdrawal charge on Shares repurchased by the Fund within a specified time period after purchase, such early withdrawal charge shall be treated like CDSCs under the Sales Agreement.

4. Special Provisions Relating to Repurchase Offers. Intermediary acknowledges that each Interval Fund will adopt fundamental policies (which may not be changed without shareholder approval) to make periodic offers to purchase between 5% and 25% of its Shares (“Repurchase Offers”) in accordance with Rule 23c-3 under the 1940 Act and as described in the then current Prospectus of the Interval Fund. Repurchase of Shares of an Interval Fund will be made at the net asset value of such Shares in accordance with the applicable Repurchase Offer and then current Prospectus, less any applicable early withdrawal charge (which, for avoidance of doubt, is separate and distinct from any repurchase or redemption fee that may be charged by the Fund) and expenses for which the Fund has determined to charge shareholders as permitted by Rule 23c-3. Intermediary agrees to transmit to its customers any Repurchase Offer notification received from Distributor within the time period specified in the applicable Prospectus and in such notification, and to use its reasonable best efforts to transmit repurchase requests from its customers to the Interval Fund or its transfer agent or other designee by the applicable repurchase request deadline as specified in the applicable Prospectus and such notification. Intermediary expressly acknowledges and agrees that Shares of an Interval Fund will not be repurchased by either the respective Interval Fund (other than through Repurchase Offers, or other tender offers from time to time, if any) or Distributor, and that no secondary market for the Shares of any Interval Fund exists currently or is expected to develop, and therefore that the Shares have very limited liquidity and are appropriate only as a long-term investment. Intermediary also expressly acknowledges and agrees that, in the event one or more of its customers cancel their order for Shares of and Interval Fund after confirmation, such Shares may not be repurchased, remarketed or otherwise disposed of by or through Distributor. Any representation as to a Repurchase Offer or other tender offer by an Interval Fund, other than that which is set forth in the Interval Fund’s then current Prospectus or a Repurchase Offer notice issued by the Interval Fund, is expressly prohibited.

5. The parties agree and Intermediary acknowledges that Intermediary shall be responsible for communicating all necessary information to its Customers regarding whether shares in an Interval Fund are a suitable investment for such Customer including, without limitation, information regarding the limited liquidity of the investment as referenced in Section 4 above and in the then current Prospectus. Intermediary agrees to recommend shares of an Interval Fund to a Customer only if Intermediary has reasonable grounds for believing that the recommendation is suitable for such Customer upon the basis of the facts, if any, disclosed by such customer as to his other security holdings and as to his financial situation and needs and otherwise in accordance with FINRA Rule 2111. Intermediary understands that these responsibilities apply to any prospective investment in shares of an Interval Fund by its

Customers, including shares that may be acquired in an exchange of shares from the Customer’s investment in an open-end investment company (which generally will have substantially greater liquidity than an investment in an Interval Fund).

6. Except as otherwise provided herein, all terms, conditions, obligations, representations, warranties and covenants applicable to or made by Distributor or Intermediary under the Sales Agreement with respect to a Company or its Shares, or the party’s activities with respect thereto, shall apply with equal force to any Interval Fund and its Shares. For these purposes, although Plan(s) pursuant to which an Interval Fund may pay distribution or servicing fees will not be adopted pursuant to Rule 12b-l under the 1940 Act (which rule applies only to open-end funds), the Interval Funds intend to operate any such Plans as if they were governed by Rule 12b-l.

This Addendum, together with the Sales Agreement, shall be binding upon both parties hereto when executed by both parties and supersedes any prior agreement or understanding between Distributor and Intermediary with respect to the sale of Shares of any Interval Fund. This Addendum may be executed in multiple counterparts, each of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement by their duly authorized officers as of the date and year first written above.

PIMCO Investments LLC

By:

Name:

Title:

Address for notice:

1633 Broadway
45th Floor
New York, NY 10019
Attention: Legal

[Intermediary]

By:

Name:

Title:

Address for notice:

Exhibit A

Sales Charges, Dealer Discounts (Commissions) and Fees

Interval Fund:    PIMCO Flexible Credit Income Fund

INSTITUTIONAL CLASS SHARES*

* Applies to shares sold in the Fund’s IPO and Institutional Class Shares sold in any subsequent continuous offering.

Front-End Sales Charge: None

Servicing Fee (Trail)—(stated as an annual percentage of the average daily net asset value of Institutional Class Shares of the Fund which are held in accounts by such Intermediary on behalf of its customers)

None

Other Payments

[To be provided] [Insert other compensation arrangement for particular Intermediary]

The foregoing is subject to amendment from time to time as specified in the Interval Fund’s current Prospectus and/or Statement of Additional Information.

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